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U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)................................................. November 30, 2004

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-27599 (Commission file number)	88-0224817 (I.R.S. Employer Identification Number)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

(775)-829-1310
Issuer's telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

       Effective November 30, 2004, Kirk S. Schumacher resigned as a director of SulphCo, Inc. (the "Company"). He continues to serve as President and Secretary of the Company.

       Effective November 30, 2004, the Board of Directors appointed Richard L. Masica as a director to fill the vacancy created by the resignation of Mr. Schumacher, to serve until the next Annual Meeting of Stockholders, and until his successor is appointed. Mr. Masica has also been nominated for re-election by the stockholders at the Company's 2004 Annual Meeting of Stockholders, presently scheduled to be held on December 27, 2004.

       In connection with Mr. Masica's appointment to the Board of Directors the Company has agreed to grant Mr. Masica 25,000 shares of common stock on January 1, 2005 for services as a director if he is then serving as a director. Mr. Masica has also been granted an option to acquire 25,000 shares of common stock at an exercise price of $2.86 per share in consideration of services to be provided as a director, with the option expiring on November 30, 2007.

       Effective November 1, 2004, the Company entered into a consulting agreement with Peak One Consulting, Inc., a company controlled by Mr. Masica, under which Peak One has agreed to provide management consulting services to the Company from time to time, as requested by the Company, until December 31, 2005, subject to earlier termination by either party. The consulting agreement provides for a consulting fee of $1,500 per day or $200 per hour, whichever is less.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC.
(Registrant)

Date: December 3, 2004	/s/ Rudolf W. Gunnerman
Rudolf W. Gunnerman,
Chairman and Chief Executive Officer